Exhibit 99.1

FOR:            AMREP Corporation
                300 Alexander Park, Suite 204
                Princeton, New Jersey 08540

CONTACT:        Peter M. Pizza
                Vice President and
                Chief Financial Officer
                (609) 716-8210

                              FOR IMMEDIATE RELEASE

       AMREP CORPORATION ANNOUNCES FIRST STEP IN CONSOLIDATING ITS VARIOUS
              KABLE MEDIA SERVICES FULFILLMENT SERVICES BUSINESSES


Princeton, NJ, August 2, 2007 - AMREP Corporation (NYSE:AXR) announced today that a reduction in force of 75 employees in its fulfillment services business is in process. This represents approximately 3.8% of the business unit's total number of employees. In January 2007, AMREP, through its Kable Media Services subsidiary, acquired Palm Coast Data. Both Kable Media and Palm Coast Data are leading U.S. providers of fulfillment services to the magazine publishing industry. This workforce reduction is an early step in the consolidation of the two fulfillment services businesses. This consolidation is intended to streamline the business, improve operating efficiency and customer service and reduce operating costs.

It is expected that approximately $300,000 in severance costs will result from the workforce reduction, which will be recorded in AMREP's fiscal quarter ended July 31. AMREP also expects to realize annual operating cost savings of approximately $2,700,000 from the workforce reduction.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

The statements in this news release regarding the operations of the fulfillment services business are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements, including, without limitation, the Company's ability to efficiently integrate the components of its fulfillment services business, the effect on the Company and its customers of increased paper costs and postal rates, the Company's ability to migrate customers to an internal data processing system and competitive pressure. Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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